                                                                  EXHIBIT (d)(1)

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                  MOHAWK CORP.,

                         MOHAWK ACQUISITION CORPORATION

                                       and

                                    PSC INC.


                            Dated as of June 5, 2000

                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I
                                   DEFINITIONS

Section 1.01. Definitions......................................................2

                                   ARTICLE II
                                    THE OFFER

Section 2.01. The Offer........................................................7
Section 2.02. Company Action...................................................9

                                   ARTICLE III
                                   THE MERGER

Section 3.01. The Merger......................................................10
Section 3.02. Effective Time..................................................10
Section 3.03. Effect of the Merger............................................10
Section 3.04. Certificate of Incorporation; By-laws...........................10
Section 3.05. Directors and Officers..........................................11
Section 3.06. Conversion of Securities........................................11
Section 3.07. Employee Stock Options..........................................12
Section 3.08. Appraisal Rights................................................13
Section 3.09. Surrender of Securities; Stock Transfer Books; Exchange Fund....13

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01. Organization and Qualification; Subsidiaries....................15
Section 4.02. Certificate of Incorporation and By-laws........................16
Section 4.03. Capitalization..................................................16
Section 4.04. Authority Relative to This Agreement............................17
Section 4.05. No Conflict; Required Filings and Consents......................17
Section 4.06. Permits; Compliance.............................................18
Section 4.07. SEC Filings; Financial Statements...............................18
Section 4.08. Absence of Certain Changes or Events............................19
Section 4.09. Absence of Litigation...........................................19
Section 4.10. Employee Benefit Plans..........................................20
Section 4.11. Labor and Employment Matters....................................21
Section 4.12. Offer Documents; Schedule 14D-9; Proxy Statement................22
Section 4.13. Property and Leases.............................................23
Section 4.14. Intellectual Property...........................................24
Section 4.15. Year 2000 Compliance............................................24
Section 4.16. Taxes...........................................................25
Section 4.17. Environmental Matters...........................................25


                                       i
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Section 4.18. Amendment to Rights Agreement...................................25
Section 4.19. Material Contracts..............................................26
Section 4.20. Insurance.......................................................27
Section 4.21. Brokers.........................................................28

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 5.01. Corporate Organization..........................................28
Section 5.02. Authority Relative to This Agreement............................28
Section 5.03. No Conflict; Required Filings and Consents......................28
Section 5.04. Financing.......................................................29
Section 5.05. Offer Documents; Proxy Statement................................29
Section 5.06. Brokers.........................................................29
Section 5.07. Purchaser.......................................................30

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01. Conduct of Business by the Company Pending the Merger...........30

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

Section 7.01. Stockholders' Meeting...........................................32
Section 7.02. Proxy Statement.................................................33
Section 7.03. Company Board Representation; Section 14(f).....................33
Section 7.04. Access to Information; Confidentiality..........................34
Section 7.05. No Solicitation of Transactions.................................35
Section 7.06. Employee Benefits Matters.......................................36
Section 7.07. Directors' and Officers' Indemnification and Insurance..........37
Section 7.08. Notification of Certain Matters.................................38
Section 7.09. Further Action; Reasonable Efforts..............................38
Section 7.10. Public Announcements............................................39

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Merger........................................39

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination.....................................................40
Section 9.02. Effect of Termination...........................................41
Section 9.03. Fees and Expenses...............................................41
Section 9.04. Amendment.......................................................42
Section 9.05. Waiver..........................................................42

                                    ARTICLE X
                               GENERAL PROVISIONS

Section 10.01. Notices........................................................43

                                       ii
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Section 10.02. Severability...................................................44
Section 10.03. Entire Agreement; Assignment...................................44
Section 10.04. Parties in Interest............................................44
Section 10.05. Specific Performance...........................................44
Section 10.06. Governing Law..................................................44
Section 10.07. Waiver of Jury Trial...........................................45
Section 10.08. Headings.......................................................45
Section 10.09. Counterparts...................................................45


ANNEX A -- Conditions to the Offer

                  AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2000 (this "Agreement"), among MOHAWK CORP., a Delaware corporation ("Parent"), MOHAWK ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Parent ("Purchaser"), and PSC INC., a New York corporation (the "Company").

                  WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire (i) all the shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") (including the associated rights ("Rights") issued pursuant to the Rights Agreement, dated as of December 30, 1997 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent), that are issued and outstanding for $8.45 per share of Common Stock (such amount, or any greater amount per share of Common Stock paid pursuant to the Offer, being the "Per Share Amount"), (ii) all the Warrants (as defined below) that are issued and outstanding for an amount in cash per Warrant equal to the product of the Per Share Amount less the exercise price of such Warrant multiplied by the number of shares of Company Common Stock issuable upon exercise of such Warrant, and (iii) all the shares of Series A Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Series A Preferred Stock"), that are issued and outstanding for an amount in cash per share of Company Series A Preferred Stock equal to the product of the Per Share Amount multiplied by the number of shares of Company Common Stock issuable upon conversion of such share of Company Series A Preferred Stock, in each case, net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer (shares of Company Common Stock and Company Series A Preferred Stock and Warrants being hereinafter referred to as "Securities");

                  WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer and resolved to recommend that holders of Securities tender their Securities pursuant to the Offer;

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each adopted this Agreement and have approved the merger (the "Merger") of Purchaser with and into the Company in accordance with New York Business Corporation Law ("New York Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Parent, Purchaser and certain stockholders of the Company (the "Stockholders") have entered into a Stockholders Agreement, dated as of the date hereof (the "Stockholders Agreement"), providing that, among other things, the Stockholders will (i) tender their shares of Company Common Stock into the Offer and (ii) vote their shares of Company Common Stock in favor of the Merger, if applicable, in each case subject to the conditions set forth therein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

Section 1.01.     Definitions.  (a)  For purposes of this Agreement:

                  "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company and the Subsidiaries, taken as a whole; or (B) securities constituting over 20% of the outstanding shares of Company Common Stock on a Fully Diluted Basis; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning securities constituting over 20% of the outstanding shares of Company Common Stock on a Fully Diluted Basis; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary and any other person other than the Company or any Subsidiary, other than the Transactions.

                  "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "beneficial owner", with respect to any Securities, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

                  "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in The City of New York.

                  "Company Directors" means all members of the Board of Directors of the Company other than the Preferred Director.

                  "Company Systems" means all computer hardware, software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company and the Subsidiaries, other than the computer hardware, software, systems or equipment of any person, other than the Company or any Subsidiary, in which a product of the Company or any Subsidiary is embedded or which is embedded in a product of the Company or any Subsidiary.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  "Environmental Laws" means any United States federal, state, local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or natural resources.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  "Expenses" of a party means all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or negotiating or structuring the Transactions, and all fees of counsel, accountants, experts and consultants of such party, and all printing and advertising expenses and filing fees) actually incurred or accrued by such party or on its behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other Persons, and for which such party is liable in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto.

                  "Fully Diluted Basis" means after taking into account all shares of Company Common Stock issuable upon the conversion of any convertible securities (including, without limitation, the Company Series A Preferred Stock) or upon the exercise of any options, warrants (including, without limitation, the Warrants) or rights (other than the Rights).

                  "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

                  "Intellectual Property" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

                  "knowledge of the Company" or the "Company's knowledge" or any similar term means the actual knowledge of the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer, the Corporate Counsel or, with respect to Section 4.16, the Tax Manager, of the Company or the knowledge that any such individual would obtain after the exercise of reasonable investigation.

                  "Material Adverse Effect" means any event, circumstance, change or effect that, when taken together with all other events, circumstances, changes and effects, materially adversely affects the current or prospective business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that there shall be excluded from any determination of Material Adverse Effect any filing, submission, judgment, ruling or other development in, or arising out of the subject matter of, any of the litigation specifically listed in Section 4.09 of the Disclosure Schedule.

                  "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange
Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "Preferred Director" means the member of the Board of Directors of the Company elected by the holder of the Company Series A Preferred Stock voting separately as a class.

                  "Reimbursable Expenses" means: (i) all Expenses of Parent and Purchaser in respect of commitment fees payable in connection with obtaining the senior debt financing for the acquisition of the Company, provided that the aggregate amount of all such commitment fees shall not exceed an amount equal to 1.75% of the aggregate principal amount of such committed senior debt financing, and provided, further, that, in the event that such acquisition does not occur and the Company shall be required, in accordance with the terms and provisions of this Agreement, to reimburse Parent and Purchaser for all Reimbursable Expenses, Parent and Purchaser shall use their reasonable efforts to reduce the amount of such commitment fees and shall permit the Company to participate in their efforts to effect such reduction; (ii) all other Expenses of the senior debt financing referred to in the immediately preceding clause (i) payable by Parent and Purchaser (provided that the Expenses under the immediately preceding clause (i) and this clause (ii) shall in no event cumulatively exceed 2% of the aggregate principal amount of the aforementioned committed senior debt financing) and (iii) all Expenses of Parent and Purchaser, other than in respect of the senior debt financing referred to in the immediately preceding clauses
(i) and (ii), to the extent that the aggregate amount of all such other Expenses does not exceed $750,000.

                  "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  "Superior Proposal" means any Acquisition Proposal which the Board determines, in its good faith judgment (after having received the advice of Raymond James & Associates, Inc. or another financial advisor of recognized reputation), to be more favorable to the

Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed, subject to customary financing conditions.

                  "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

                  "Warrants" shall mean the outstanding warrants of the Company to purchase Company Common Stock issued to (i) Hydra Investissements S.A. pursuant to a Stock and Warrant Purchase Agreement dated September 4, 1997 by and between the Company and Hydra Investissements S.A. and (ii) John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, The Lincoln National Life Insurance Company, Lincoln National Income Fund Inc., Security Connecticut Life Insurance Company, Security Connecticut Corporation and The Equitable Life Assurance Society of the United States pursuant to Securities Purchase Agreements, each dated July 12, 1996, between each such party and the Company.

                  "Year 2000 Compliant" means that the Company Systems provide uninterrupted millennium functionality in that the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems record, store, process, and present calendar dates falling on or before December 31, 1999.

                  (b) The following terms have the meaning set forth in the Sections set forth below:

   Defined Term                                           Location of Definition
   ------------                                           ----------------------
   Action                                                      ss. 4.09
   Agreement                                                     Preamble
   Blue Sky Laws                                               ss. 4.05(b)
   Board                                                         Recitals
   Certificate of Merger                                       ss. 3.02
   Certificates                                                ss. 3.09(b)
   Code                                                        ss. 4.10(a)
   Common Stock Merger Consideration                           ss. 3.06(a)
   Company                                                       Preamble
   Company Common Stock                                          Recitals
   Company Licensed Intellectual Property                      ss. 4.14(b)
   Company Owned Intellectual Property                         ss. 4.14(c)

   Defined Term                                           Location of Definition
   ------------                                           ----------------------

   Company Preferred Stock                                     ss. 4.03
   Company Series A Preferred Stock                            Recitals
   Company Stock Option                                        ss. 3.07
   Company Stock Plans                                         ss. 3.07
   Confidentiality Agreements                                  ss. 7.04(b)
   Continuing Directors                                        ss. 7.03(c)
   Disclosure Schedule                                         ss. 4.01(b)
   Dissenting Shares                                           ss. 3.08
   Effective Time                                              ss. 3.02
   Environmental Permits                                       ss. 4.17
   ERISA                                                       ss. 4.10(a)
   Exchange Act                                                ss. 2.01(a)
   Exchange Fund                                               ss. 3.09
   Fee                                                         ss. 9.03(a)
   GAAP                                                        ss. 4.07(b)
   Governmental Authority                                      ss. 4.05(b)
   HSR Act                                                     ss. 4.05(b)
   Indemnified Party                                           ss. 7.07(b)
   IRS                                                         ss. 4.10(a)
   Law                                                         ss. 4.05(a)
   Liens                                                       ss. 4.13(b)
   Material Contracts                                          ss. 4.19(a)
   Merger                                                      Recitals
   Minimum Condition                                           ss. 2.01(a)
   Multiemployer Plan                                          ss. 4.10(b)
   Multiple Employer Plan                                      ss. 4.10(b)
   New York Law                                                Recitals
   Offer                                                       Recitals
   Offer Documents                                             ss. 2.01(b)
   Offer to Purchase                                           ss. 2.01(b)
   Parent                                                      Preamble
   Paying Agent                                                ss. 3.09(a)
   Permits                                                     ss. 4.06
   Permitted Liens                                             ss. 4.13(b)
   Per Share Amount                                            Recitals
   Plans                                                       ss. 4.10(a)
   Preferred Stock Merger Consideration                        ss. 3.06(b)
   Proxy Statement                                             ss. 4.12
   Purchaser                                                   Preamble
   Q-1 2000 Balance Sheet                                      ss. 4.07(c)
   Rights                                                      Recitals
   Rights Agreement                                            Recitals
   Schedule 14D-9                                              ss. 2.02(b)
   Schedule TO                                                 ss. 2.01(b)
   SEC                                                         ss. 2.01(a)

   SEC Reports                                                 ss. 4.07(a)
   Securities Act                                              ss. 4.07(a)
   Securities                                                  Recitals
   Stockholders Agreement                                      Recitals
   Stockholders                                                Recitals
   Stockholders' Meeting                                       ss. 7.01(a)
   Subsidiary                                                  ss. 4.01(a)
   Surviving Corporation                                       ss. 3.01
   Transactions                                                ss. 2.02(a)

                                   ARTICLE II

                                    THE OFFER

                  Section 2.01. The Offer. (a) Provided that none of the events set forth in Annex A hereto shall have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer as promptly as reasonably practicable after the date hereof (but in no event later than ten
(10) business days after the date of this Agreement). The obligation of Purchaser to accept for payment Securities tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of shares of Company Common Stock, shares of Company Series A Preferred Stock and Warrants (determined as if shares of Company Series A Preferred Stock and Warrants have been converted into or exercised for shares of Company Common Stock) that, when added to Securities already owned by Parent, Purchaser and their subsidiaries, shall constitute two-thirds of the then outstanding shares of Company Common Stock on a Fully Diluted Basis and (ii) the satisfaction or waiver of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the Per Share Amount or which reduces the maximum number of Securities to be purchased in the Offer or which modifies in any manner adverse to the holders of Securities or adds conditions to the Offer in addition to those set forth in Annex A hereto and that Purchaser shall not, without the consent of the Company, waive or change the Minimum Condition, change the scheduled expiration date of the Offer (except as provided in the next sentence) or change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company: (i) extend the Offer in increments of no more than five (5) business days each beyond the scheduled expiration date, which shall initially be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Securities for payment shall not be satisfied or waived, provided that the Purchaser may not extend the Offer pursuant to this clause (i) for more than 10 business days in total if all of the conditions set forth in Annex A hereto other than the Financing Condition have been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer; or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Securities for payment are satisfied or waived, but the number of Securities validly tendered and not withdrawn pursuant to the Offer equals two-thirds or more of the outstanding shares of Company Common Stock on a Fully Diluted Basis, but less than 90% of the outstanding shares of Company Common Stock or 90% of the outstanding shares of Company Series A Preferred Stock; provided, however, that if Purchaser extends the Offer pursuant to this clause (iii), notwithstanding anything to the contrary in this Agreement, Purchaser's obligation to accept Securities for payment shall thereafter be conditioned only upon the satisfaction or waiver of (x) the Minimum Condition and (y) the conditions set forth in clauses (b) (to the extent the applicable Law is enacted, promulgated, amended, issued or deemed applicable on or after the date of such extension),
(g) and (h) of Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Securities validly tendered and not withdrawn promptly following the acceptance of Securities for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Securities in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the payment for tendered Securities is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing such Securities is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the purchase price therefor to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

                  (b) On the date of commencement of the Offer, Purchaser shall, and Parent shall cause Purchaser to, file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Securities, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to holders of Securities. Parent and Purchaser shall provide the Company and its counsel in writing with any comments

Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Purchaser to such comments.

                  (c) Prior to or within one business day following the expiration of the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to purchase any Securities that Purchaser becomes obligated to purchase pursuant to the Offer.

                  Section 2.02. Company Action. (a) Subject to the rights set forth in Section 7.05(b), the Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on June 5, 2000, has (A) determined that, as of such date, this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively with the transactions contemplated by the Stockholders Agreement, the "Transactions"), are fair to, and in the best interests of, the holders of Securities, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with New York Law, including, without limitation, Section 902 thereof) and (C) resolved, as of such date, to recommend that the holders of Securities accept the Offer and tender their Securities pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) Raymond James & Associates, Inc. has delivered to the Board a written opinion that the consideration to be received by the holders of Securities pursuant to each of the Offer and the Merger is, as of the date of such letter, fair to the holders of Securities from a financial point of view, subject to the assumptions and qualifications stated in such letter. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b).

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 containing, except as provided in Section 7.05(b), the recommendation of the Board described in Section 2.02(a), including an information statement (together with all amendments and supplements thereto, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the
Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Securities, in each case as and to the extent required by applicable federal securities laws.

                  (c) The Company shall as promptly as reasonably practicable but, in any event, within three business days after the date hereof, furnish Purchaser with mailing labels containing the names and addresses of all record holders of Securities and with security position listings of Securities held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Securities. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Securities as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence pursuant to the Confidentiality Agreements the information contained in such labels, listings and files, shall use such information only for the purpose of consummating the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of such information then in their possession.

                                  ARTICLE III

                                   THE MERGER

                  Section 3.01. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, and in accordance with New York Law, Purchaser shall be merged with and into the Company.

                  Section 3.02. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of New York (collectively, the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of New York Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

                  Section 3.03. Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  Section 3.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect immediately prior to the

Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by the Certificate of Incorporation of the Surviving Corporation and by such By-laws.

                  Section 3.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                  Section 3.06. Conversion of Securities. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.06(a)(iii) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Common Stock Merger Consideration") payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in
         Section 3.09, of the certificate that formerly evidenced such share of Company Common Stock;

                  (ii) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 3.06(a)(iii) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the product of (x) the Common Stock Merger Consideration multiplied by (y) the number of shares of Company Common Stock into which such share of Company Preferred Stock are convertible immediately prior to the Effective Time (the "Preferred Stock Merger Consideration"), payable, without interest, to the holder of such share of Company Preferred Stock, upon surrender, in the manner provided in
         Section 3.09, of the certificate that formerly evidenced such share of Company Preferred Stock;

                  (iii) Each share of Company Common Stock and Company Series A Preferred Stock held in the treasury of the Company and each share of Company Common Stock and Company Series A Preferred Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (iv) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Any Warrants outstanding as of the Effective Time shall remain outstanding until the earlier of their exercise or expiration pursuant to the terms thereof. After the Effective Time, each holder of a Warrant shall be entitled to receive upon the presentation for surrender thereof, an amount in cash equal to the product of (x) the Common Stock Merger Consideration less the exercise price of such Warrant multiplied by (y) the number of shares of Company Common Stock for which such Warrant was exercisable immediately prior to the Effective Time.

                  Section 3.07. Employee Stock Options. Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company's 1995 Employee Stock Purchase Plan, 1994 Stock Option Plan and 1987 Stock Option Plan, each as amended through the date of this Agreement (collectively, the "Company Stock Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock, whether granted under the Company Stock Plans or otherwise (each, a "Company Stock Option") that is outstanding, vested and unexercised as of such date. Notwithstanding such termination and cancellation, each holder of a vested Company Stock Option that is outstanding and unexercised at the Effective Time shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the per share exercise price of such vested Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such vested Company Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements or proof of eligibility or exemption therefrom. Company Stock Options that are not vested as of the Effective Time shall be cashed out at the price described in the preceding sentence, immediately after the date or dates on which such options become vested after the Effective Time, pursuant to the vesting schedule of the otherwise applicable Company Stock Plan or option agreement (or in the case of performance vesting, pursuant to separate agreements to be entered into between the Company and the affected optionee); provided, however, that if the employment of the former option holder is terminated after the Effective Time and prior to such vesting date by the Company without Cause or by the individual for Good Reason, the cashout shall be made immediately after such termination date at the price described above as though the individual were 100% vested under the relevant plan's vesting schedule. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

For purposes of this Section 3.07, with respect to employees who are parties to a "Change in Control/Severance Agreement" with the Company, the terms "Cause" and "Good Reason" shall have the meanings given to them under the Change in Control/Severance Agreement entered into between the Company and the applicable employee. With respect to employees who are not parties to a Change in Control/Severance Agreement with the Company:

                  "Cause" means (i) the employee has failed or refused to perform such services as may reasonably be delegated or assigned to the employee consistent with the employee's position by the Chief Executive Officer or by the Board of Directors of the Company or has violated an express policy of the Company, (ii) the employee has been grossly negligent in connection with the performance of the employee's duties, (iii) the employee has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects the employee's ability to perform the employee's duties for the Company or may materially adversely affect the Company, (iv) the employee has violated a law material to the business of the Company or has caused the Company to violate such a law, or
(v) the employee has been convicted of a felony; and

                  "Good Reason" means (i) the employee's annual rate of salary is reduced from the annual rate then currently in effect or the employee's other employee benefits are in the aggregate materially reduced from those then currently in effect (unless such reduction of employee benefits applies to employees of the Company generally), or (ii) the employee's place of employment is moved more than 25 miles from its then current location, or (iii) the employee is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by the employee, except, however, notwithstanding that the employee may be assigned duties that are materially inconsistent with the duties then currently performed by the employee, Good Reason shall not be deemed to exist if the employee is reassigned to a position of equivalent scope and responsibilities. An employee may be considered to have a position of equivalent scope and responsibilities even if such a position involves a change in title.

                  Section 3.08. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has the right to receive payment of the fair value of his shares pursuant to Section 910 of New York Law and has complied with the provisions of Section 623 of New York Law ("Dissenting Shares") shall not be converted into a right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Company Series A Preferred Stock, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  Section 3.09. Surrender of Securities; Stock Transfer Books; Exchange Fund. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Securities to receive the funds to which holders of Securities shall become entitled pursuant to Section 3.06. Prior to or within one business day following the Effective Time, Parent shall take all steps necessary to cause the Paying Agent to receive the funds to which holders of Securities become entitled pursuant to Section 3.06 (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10,000,000,000, in each case with less than 180 day periods to maturity. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Securities shall become entitled pursuant to Section 3.06, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of cash for Securities.

                  (b) Promptly (and in no event more than five (5) business days) after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of (i) shares of Company Common Stock entitled to receive the Common Stock Merger Consideration pursuant to Section 3.06(a)(i), (ii) shares of Company Series A Preferred Stock entitled to receive the Preferred Stock Merger Consideration pursuant to Section 3.06(a)(ii), and (iii) Warrants entitled to receive payment therefor pursuant to Section 3.06(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Securities (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, the Preferred Stock Merger Consideration for each share of Company Series A Preferred Stock formerly evidenced by such Certificate, or the consideration to be paid pursuant to Section 3.06(b) for the Warrants formerly evidenced by such Certificate, as applicable, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Common Stock Merger Consideration, Preferred Stock Merger Consideration or amounts payable pursuant to Section 3.06(b) payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Common Stock Merger Consideration, the Preferred Stock Merger Consideration or amounts payable pursuant to Section 3.06(b), as applicable, is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Securities is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Common Stock Merger Consideration, the Preferred Stock Merger Consideration or the amounts payable pursuant to Section 3.06(b), as applicable, to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Securities shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond (if reasonably required by the Surviving Corporation) in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

                  (c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Securities or Company Stock Options (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Common Stock Merger Consideration, Preferred Stock Merger Consideration or amounts payable pursuant to Sections 3.06(b), as applicable, that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Security for any Common Stock Merger Consideration, Preferred Stock Merger Consideration or amounts payable pursuant to Section 3.06(b), as applicable, delivered in respect of such Security to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Securities on the records of the Company. From and after the Effective Time, the holders of Securities and Company Stock Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Securities and Company Stock Options except as otherwise provided herein or by applicable law.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that, except as disclosed in the SEC Reports (as defined below) filed prior to the date of this Agreement:

                  Section 4.01. Organization and Qualification; Subsidiaries.
(a) Each of the Company and each subsidiary of the Company ("Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each material Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, expect where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule, which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (the "Disclosure Schedule"). Except as disclosed in Section 4.01(b) of the Disclosure Schedule, as of the date hereof, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  Section 4.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

                  Section 4.03. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of June 2, 2000, (a) 12,034,866 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 179,500 shares of Company Common Stock are held in the treasury of the Company, (c) an aggregate of 3,907,166 shares of Company Common Stock were reserved for future issuance pursuant to, or upon exercise of awards granted under, the Company Stock Plans and the Directors Compensation Plan, (d) 1,375,000 shares of Company Common Stock were reserved for issuance upon conversion of the Company Series A Preferred Stock, and (e) 1,155,000 shares of Company Common Stock were reserved for issuance upon exercise of Warrants. As of the date hereof, 110,000 shares of Company Preferred Stock are issued and outstanding and designated as Company Series A Preferred Stock, all of which are validly issued, fully paid and nonassessable and are owned of record by Hydra Investissements S.A. Except as set forth in this Section 4.03, and except for the Stockholders Agreement and the Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party or of which the Company has knowledge relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person, other than any such obligations by the Company or a Subsidiary to the Company or another Subsidiary. Except as set forth in Section 4.03 of the Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  Section 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to approval and adoption of this Agreement by the Company's stockholders to the extent required by applicable law) to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the then-outstanding Securities entitled to vote thereon, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by New York Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). At a meeting duly called and held on June 5, 2000, the Board approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 912 of New York Law shall not apply to the Merger.

                  Section 4.05. No Conflict; Required Filings and Consents. Except as set forth in Section 4.05 of the Disclosure Schedule:

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, violate any United States or non-United States national, state, provincial, municipal, county or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, provincial, municipal, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) filing and recordation of appropriate merger documents as required by New York Law, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 4.06. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or as presently contemplated to be conducted, in each case except where the failure to possess, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (the "Permits"). No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in material default, breach or violation of,
(a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) except as disclosed in Section 4.06 of the Disclosure Schedule, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  Section 4.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996, including (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998, and 1999, respectively,
(ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1996 and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 1996 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the Exchange Act and subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein).

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2000, including the notes thereto (the "Q-1 2000 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth therein, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2000 and except for those liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                  Section 4.08. Absence of Certain Changes or Events. Since March 31, 2000 through the date of this Agreement, except as set forth in
Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have in all material respects conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect and (c) none of the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

                  Section 4.09. Absence of Litigation. Except as set forth in
Section 4.09 of the Disclosure Schedule, as of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that (a) could, individually or in the aggregate, have a Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any Transaction. Except as set forth in Section 4.09 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists, as of the date hereof, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). The Company has made available to Purchaser a true and complete copy or summary written description of each Plan and each material document, if any, prepared in connection with each such Plan, together with (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code"), and other than, in the case of clauses (i) and (ii), with respect to the creation of at-will employment relationships with new hires in the ordinary course of business.

                  (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as described in Section 4.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any material payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

                  (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as described in Section 4.10(c) of the Disclosure Schedule, as of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

                  (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

                  (f) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, and all material contributions to the Plans intended to be qualified pursuant to
Section 401(a) of the Code have been or will be fully deductible.

                  (g) It is the policy of the Company to obtain from all employees of the Company and the Subsidiaries written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter. All officers of the Company have entered into such obligations.

                  Section 4.11. Labor and Employment Matters. (a) Except as set forth in Section 4.11 of the Disclosure Schedule, (i) as of the date hereof, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees other than immaterial controversies arising in the ordinary course of business; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees as of the date hereof; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract, and there are no material grievances outstanding as of the date hereof against the Company or any Subsidiary under any such agreement or contract; (iv) there are no material unfair labor practice complaints pending against the Company or any Subsidiary as of the date hereof before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

                  (b) Except as set forth in Section 4.11 of the Disclosure Schedule, the Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all material amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all material wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of any material amounts of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as set forth in Section 4.11 of the Disclosure Schedule, there is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no material charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

                  Section 4.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied in writing by the Company for inclusion in the Offer Documents shall, at the times the
Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The
Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  Section 4.13. Property and Leases. Except as described in
Section 4.13 of the Disclosure Schedule:

                  (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Each material parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current Taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business, or otherwise in connection with improvements of the Company or such Subsidiary, and (D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

                  (c) All material leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used, or material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary, in each case other than those that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 4.14. Intellectual Property. To the knowledge of the Company, except as described in Section 4.14 of the Disclosure Schedule, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party. Except as described in Section 4.14 of the Disclosure
Schedule: (a) as of the date of this Agreement, no claim has been asserted that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole ("Company Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and to the knowledge of the Company, is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries as currently conducted ("Company Licensed Intellectual Property"), to the knowledge of the Company, the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) the Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, is valid and enforceable; (e) as of the date hereof, to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) to the knowledge of the Company, as of the date hereof, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and
(h) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

                  Section 4.15. Year 2000 Compliance. Except as disclosed in
Section 4.15 of the Disclosure Schedule, all Company Systems are Year 2000 Compliant.

                  Section 4.16. Taxes. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings and (b) such filings, payments or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.16 of the Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the Q-1 2000 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect. Except as set forth in the financial statements described in Section 4.07, neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would reasonably be expected to have a Material Adverse Effect.

                  Section 4.17. Environmental Matters. Except as described in
Section 4.17 of the Disclosure Schedule or as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company has not violated and is not in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company has all Permits required under any Environmental Law ("Environmental Permits"); and (f) the Company has always been and is in compliance with its Environmental Permits.

                  Section 4.18. Amendment to Rights Agreement. The Company has irrevocably amended, and the Board has taken all necessary action to irrevocably amend, the Rights Agreement so that (a) none of the execution or delivery of this Agreement or the Stockholders Agreement, the making of the Offer, the acceptance for payment of Securities by Purchaser pursuant to the Offer, the consummation of the Merger or the consummation of any Transaction will result in
(i) the occurrence of the "flip-in event" described under Section

11(a)(ii) of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in Section 13 of the Rights Agreement, (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Securities, or (iv) any other consequence under the Rights or the Rights Agreement that would make materially more costly the making of the Offer, the acceptance for payment of Securities by Purchaser pursuant to the Offer, the consummation of the Merger or the consummation of any Transaction or that would prohibit or limit the ownership of any Securities by Purchaser or limit the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Securities, and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time.

                  Section 4.19. Material Contracts. (a) Subsections (i) through
(vii) of Section 4.19 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as are required to be set forth in Section 4.19(a) of the Disclosure Schedule, together with all contracts and agreements providing for benefits under any Plan and all contracts for employment required to be listed in Section 4.10 of the Disclosure Schedule, being the "Material Contracts"):

                  (i) each contract and agreement which (A) is likely to involve consideration of more than $500,000, in the aggregate, during the calendar year ending December 31, 2000, (B) is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract, including in each case, all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements and contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party that satisfy the dollar minimums specified above;

                  (ii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

                  (iii) all contracts and agreements evidencing indebtedness in excess of $500,000;

                  (iv) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

                  (v) all contracts pursuant to which the Company or any Subsidiary obtains from any third party any rights to use Company Licensed Intellectual

                           Property or the right to manufacture, distribute or sell any product of the Company or such third party;

                  (vi) all contracts pursuant to which the Company grants to any third party any rights to use Company Owned Intellectual Property or the right to manufacture, distribute or sell any product of the Company or such third party; and

                  (vii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect, and except as set forth in Section 4.19(b) of the Disclosure Schedule: (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party;
(ii) to the Company's knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

                  Section 4.20. Insurance. (a) The Company and its Subsidiaries maintain policies of insurance on terms, and in amounts, that are adequate for the conduct of their respective businesses, in each case as such business is currently conducted and consistent with customary practices and standards of companies engaged in businesses similar to that of the Company and the Subsidiaries, and with insurers reasonably believed by the Company to be responsible.

                  (b) With respect to each material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

                  Section 4.21. Brokers. No broker, finder or investment banker (other than Raymond James & Associates, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Raymond James & Associates, Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  Section 5.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and New York, respectively.

                  Section 5.02. Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by New York Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  Section 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) violate the Certificate of Incorporation or By-laws of Parent or Purchaser or any of their subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, violate any Law applicable to Parent or Purchaser or any of their subsidiaries or by which any property or asset of any of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser or any of their subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser or any of their subsidiaries is a party or by which Parent or Purchaser or any of their subsidiaries or any property or asset of any of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent Parent and Purchaser from performing their obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) filing and recordation of appropriate merger documents as required by New York Law, and
(iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

                  Section 5.04. Financing. Parent and Purchaser have a reasonable belief that the financing required to enable Purchaser to consummate all the Transactions will be available to it as of the expiration of the Offer and the Effective Time.

                  Section 5.05. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  Section 5.06. Brokers. No broker, finder or investment banker (other than Chase Securities Inc., the fees and expenses of which will be paid by Parent), is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                  Section 5.07. Purchaser. Purchaser was incorporated solely for the purpose of consummating the Transactions. Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement and the Stockholders Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Notwithstanding the foregoing, this representation shall not be breached by the contribution to the Purchaser of the capital stock of Welch Allyn Data Collection, Inc. subsequent to the date hereof. Purchaser is a wholly owned subsidiary of Parent.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 6.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earliest to occur of (i) the date of termination of this Agreement, (ii) the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board or (iii) the Effective Time, except as contemplated by Section 6.01 of the Disclosure Schedule or unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries taken as a whole shall be conducted only in, and the Company and the Subsidiaries shall not take any material action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the earliest to occur of the (i) date of termination of this Agreement, (ii) the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board or (iii) the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld):

                  (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for (A) the issuance of shares of Company Common Stock pursuant to the 1995 Employee Stock Purchase Plan and the Directors Compensation Plan, (B) the issuance of up to 4,809,693 shares of Company Common Stock upon exercise of stock options and warrants outstanding on the date hereof,
         (C) the issuance of stock options to employees hired subsequent to the date of this Agreement exercisable for up to 50,000 shares of Company Common Stock under the Company's 1994 Stock Option Plan, (D) the issuance of up to 1,375,000 shares of Company Common Stock upon the conversion of the Company Series A Preferred Stock) and (E) transactions between the Company and any Subsidiary or between Subsidiaries), or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

                  (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that wholly-owned Subsidiaries of the Company may declare, set aside, make and pay dividends and other distributions on their capital stock;

                  (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (v) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice and except in the fulfillment of contracts in existence on the date hereof and, if Material Contracts, disclosed in
         Section 4.19 of the Disclosure Schedule, or entered into after the date hereof without violation of any other provision of this Agreement; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

                  (vi) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers or key employees of the Company or any Subsidiary or increases required under the employment agreements in effect as of the date of this Agreement and set forth in
         Section 4.10(a) of the Disclosure Schedule), or grant any severance or termination pay to (except to the extent required under agreements in effect as of the date of this Agreement and set forth in Section 4.10
         (a) of the Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except in each such case in the ordinary course of business and consistent with past practices with respect to employees who are not directors, officers or key employees of the Company or any Subsidiary;

                  (vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                  (viii) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

                  (ix) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Q-1 2000 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice and except as permitted by clause (k) below;

                  (x) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder;

                  (xi) commence or settle any material Action, except such material Actions as are specifically listed in Section 4.09 of the Disclosure Schedule; or

                  (xii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  Section 7.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the acceptance for payment of Securities pursuant to the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) subject to Section 7.05 (b),
(A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Securities then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding shares of Company Common Stock and 90% of the then outstanding shares of Company Series A Preferred Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 905 of New York Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  Section 7.02. Proxy Statement. If approval of the Company's shareholders is required by applicable law to consummate the Merger, as promptly as practicable following the acceptance for payment of Securities pursuant to the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and each of the Company, Parent and Purchaser shall use its reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Securities entitled to vote at the Stockholders' Meeting at the earliest practicable time.

                  Section 7.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Securities pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded to the nearest whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of shares of Company Common Stock then outstanding (provided that such number of directors shall be reduced in order to accommodate the Continuing Directors serving pursuant to Section 7.03(c), but not below such number as would constitute a majority of the whole Board, determined as if there are no vacancies thereon) and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

                  (b) The Company's obligations with respect to the election of Purchaser's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

                  (c) Notwithstanding any other provision of this Section 7.03 and only until the Effective Time, Parent, Purchaser and the Company shall cause three members of the Board to be persons who were members of the Board as of the date hereof (or who are nominated by such members), and who shall initially be Robert C. Strandberg, Robert S. Ehrlich and Roberto Tunioli (the "Continuing Directors") so long as there are at least three such persons who are willing to serve as Continuing Directors. Parent, Purchaser, and the Company shall cause the Continuing Directors to constitute the same percentage as they constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. In the event that any Continuing Director resigns from the Board or such other committee or board, Parent, Purchaser and the Company shall cause the election of a successor appointed by the remaining Continuing Director(s) in his or their reasonable discretion or, in the event all Continuing Directors resign, shall cause the election of up to three other persons, if any, who were members of the Board as of the date hereof and who are willing, upon request, to serve as Continuing Directors. Following the election of designees of Purchaser pursuant to this Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the Continuing Directors or their appointees. If at any time the Continuing Directors reasonably deem it necessary to consult with independent counsel or other advisors in connection with their duties as Continuing Directors or actions to be taken by the Company, the Continuing Directors may retain such counsel or other advisor for such purpose and the Company will pay the reasonable fees and expenses incurred in connection therewith.

                  Section 7.04. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Transactions access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Transactions with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request; provided, however, that the parties shall use reasonable efforts to limit such access in such a way so as to not unreasonably disrupt the operations of the business of the Company and the Subsidiaries; and provided, further, that the Company shall have no obligation under this Section 7.04(a) with respect to the Preferred Director.

                  (b) All information obtained by Parent or Purchaser pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated December 16, 1999, between Welch Allyn Data Collection, Inc. and the Company, and the confidentiality and non-waiver agreement, dated April 6, 2000, between Welch Allyn Data Collection, Inc. and the Company (the "Confidentiality Agreements").

                  (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

                  Section 7.05. No Solicitation of Transactions. (a) After the date hereof and prior to the earlier to occur of the date of termination of this Agreement or the Effective Time, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (iii) furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or knowingly encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the Company may, to the extent necessary to act in a manner consistent with the fiduciary duties of the Board, as determined in good faith by the Board after receiving the advice of outside counsel, in response to an Acquisition Proposal that was not solicited by the Company and that the Board determines, in good faith after receiving the advice of outside counsel and a financial advisor of recognized reputation, is reasonably likely to lead to a Superior Proposal, and subject to and in compliance with Section 7.05(d), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and its officers, employees and agents and persons providing or proposing to provide it with financing for the Acquisition Proposal pursuant to a customary confidentiality agreement with terms no less favorable to the Company than those set forth in the Confidentiality Agreements and (y) participate in discussions or negotiations with such persons regarding such Acquisition Proposal; and provided, further, that the Company shall not be considered to be in breach of this Section 7.05(a) by virtue of any actions of the Preferred Director contrary to the terms of this
Section 7.05(a), if the Company has informed all directors of their duties under this Section 7.05(c).

                  (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement pursuant to clause(x) of Section 7.05(a)). Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Securities pursuant to the Offer, the Board determines in good faith that it is necessary to act in a manner consistent with its fiduciary duties under applicable law after receiving the advice of outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer, the Merger or any other Transaction in order to accept a Superior Proposal.

                  (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal; provided, however, that the Company shall not be considered to be in breach of this Section 7.05(c) by virtue of any actions by the Preferred Director contrary to the terms of this Section 7.05(c), if the Company has informed all directors of their duties under this Section 7.05(c).

                  (d) The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable thereafter) of: (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

                  (e) The Company agrees, except as necessary to act in a manner consistent with the Board's fiduciary duties under applicable law after having received the advice of outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

                  (f) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders.

                  Section 7.06. Employee Benefits Matters. Parent agrees to cause the Company and the Subsidiaries and the Surviving Corporation and its subsidiaries, as the case may be, to maintain from the earlier of the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board and the Effective Time to the first anniversary of the Effective Time, the Plans as in effect on the date of this Agreement or to provide benefits to each current employee of the Company and the Subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date hereof. From and after the earlier of the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board and the Effective Time, Parent shall cause the Company and the Subsidiaries and the Surviving Corporation and its Subsidiaries, as the case may be, to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect as of the date hereof and set forth in Section 4.10(a) of the Disclosure Schedule, that are applicable to any current or former employees or directors of the Company or any Subsidiary, including any change of control provisions. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Parent and the Surviving Corporation shall, after the Effective Time, have the right to amend or terminate, in a manner consistent with this Section 7.06, any employee benefit plan or policy which is maintained by the Company or any Subsidiary immediately prior to the Effective Time, and nothing herein shall require Parent or the Surviving Corporation to maintain any equity program for employees of the Company or any Subsidiary which is comparable to the equity programs maintained for such employees immediately prior to the Effective Time.

                  Section 7.07. Directors' and Officers' Indemnification and Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article V of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

                  (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws as in effect as of the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any Subsidiary, and each executor or administrator of any of the foregoing (collectively, the "Indemnified Parties") against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to claims arising from any acts, omissions or events occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent and the Surviving Corporation,
(ii) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

                  (c) The Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 150% of the highest annual premium paid in any prior year by the Company or the Surviving Corporation for such insurance (which annual premium the Company represents to be $218,750 as of the date hereof); provided, however, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such amount.

                  (d) For a period of at least six years after the Effective Time, Parent shall cause the Certificate of Incorporation of the Surviving Corporation to continue to include a provision substantially similar to Article 7 of the Restated Certificate of Incorporation of the Company for the benefit of all directors of the Company prior to the Effective Time.

                  (e) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time and set forth in Section 7.07(e) of the Disclosure Schedule.

                  (f) Notwithstanding anything to the contrary in this Agreement, this Section 7.07 shall survive the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.07.

                  Section 7.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (c) any other material development relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available to any party hereunder.

                  Section 7.09. Further Action; Reasonable Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly and in any event within five business days after the date hereof, its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                  Section 7.10. Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other with reasonable opportunity to review and comment upon, any press release or announcement concerning the Transactions, the Offer or the Merger and shall not issue any such press release or announcement prior to such consultation, except as may be required by Law or the rules or regulations of any United States securities exchange.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

                  Section 8.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (i) Stockholder Approval. If and to the extent required by New York Law, this Agreement and the Transactions shall have been adopted by the affirmative vote of the stockholders of the Company;

                  (ii) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (iii) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Securities by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

                  (iv) Offer. Purchaser or its permitted assignee shall have purchased all Securities validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Securities validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement and the Transactions by the stockholders of the Company:

                  (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

                  (b) By either Parent, Purchaser or the Company: (i) if the Effective Time shall not have occurred on or before December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that this Agreement may not be terminated pursuant to this clause (i) after Purchaser accepts Securities for payment pursuant to the Offer; or (ii) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

                  (c) By Parent if (i) due to an occurrence or circumstance that is continuing and results in a failure to satisfy any condition set forth in Annex A hereto (but, if Parent shall have extended the Offer pursuant to clause
(iii) of the fourth sentence of Section 2.01(a), due only to the failure to satisfy any of the conditions set forth in clauses (b) (to the extent the applicable Law is enacted, promulgated, amended, issued or deemed applicable on or after the date of such extension), (g) and (h) of Annex A hereto), Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of this Agreement, (B) terminated the Offer without having accepted any Securities for payment thereunder or (C) failed to accept Securities for payment pursuant to the Offer within 30 business days (plus such number of business days as the Offer shall have been validly extended pursuant to Section 2.01) following the commencement of the Offer, unless such action or inaction under
(A), (B) or (C) shall have been
caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement or (ii) prior to the acceptance for payment of Securities pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

                  (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of this Agreement, (B) terminated the Offer without having accepted any Securities for payment thereunder or (C) failed to accept Securities for payment pursuant to the Offer within 30 business days (plus such number of business days as the Offer shall have been validly extended pursuant to Section 2.01) following the commencement of the Offer), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement or (ii) prior to the acceptance for payment of Securities pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing, in each case in accordance with
Section 7.05(b), (iii) Parent or Purchaser breaches or fails to perform in any material respect any of its material representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 20 business days after the giving of written notice to Parent of such breach or (iv) Purchaser shall have failed to obtain a commitment on customary terms and conditions from a responsible financial institution within four (4) business days of the date hereof to provide senior debt financing for the Transactions.

                  Section 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreements shall survive any termination of this Agreement.

                  Section 9.03. Fees and Expenses. (a) In the event that this Agreement is terminated pursuant to (i) Section 9.01(c)(ii) or 9.01(d)(ii) or
(ii) Section 9.01(b) or 9.01(c)(i), to the extent that termination, the failure to commence or failure to accept any Securities for payment, as set forth in
Section 9.01(b) or 9.01(c)(i), as the case may be, shall relate to (x) the intentional failure of the Company to perform, in any material respect, the covenants contained in Section 6.01, (y) the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement other than Section 6.01, or (z) the material intentional breach by the Company of any of its material representations or warranties contained in this Agreement, then, in any such event, the Company shall pay Parent promptly

(but in no event later than one business day after termination) a fee of $3 million (the "Fee") and the Company shall reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Reimbursable Expenses of Parent and Purchaser, which amount shall be payable in immediately available funds.

                  (b) In the event that this Agreement is terminated pursuant to
Section 9.01(b), 9.01(c)(i) or 9.01(d)(i) for any reason other than as set forth in Section 9.03(a)(ii), and in any such case an Acquisition Proposal has been made prior to termination and the Minimum Condition has not been satisfied at the time of termination, then (i) the Company shall reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Reimbursable Expenses of Parent and Purchaser, which amount shall be payable in immediately available funds, and (ii) if an Acquisition Proposal is consummated within 18 months after the date of termination of this Agreement, the Company shall pay Parent promptly (but in no event later than one business day after consummation) the Fee.

                  (c) Notwithstanding anything to the foregoing in this Section 9.03, no Fee or Reimbursable Expenses shall be payable to Parent or Purchaser in the event this Agreement is terminated pursuant to (i) Section 9.01(b) or 9.01(d)(i), to the extent that termination, the failure to commence or failure to accept any Securities for payment, as set forth in Section 9.01(d)(i), shall relate to the failure of either Parent or Purchaser to perform, in any material respect, any material covenant or agreement contained in this Agreement or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement, or (ii) Section 9.01(d)(iii).

                  (d) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement, the Stockholders Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  (e) In the event that the Company shall fail to pay the Fee or any Reimbursable Expenses when due, the term "Reimbursable Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid amounts, commencing on the date that the respective amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

                  Section 9.04. Amendment. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  Section 9.05. Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X

                               GENERAL PROVISIONS

                  Section 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been given when delivered by hand one (1) business day after sending by overnight courier, or seven (7) days after mailing by registered or certified mail, as the case may be), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                  if to Parent or Purchaser:

                        Mohawk Corp.
                        4341 State Street
                        P.O. Box 220
                        Skaneateles Falls, New York  13153-0220

                        Attention:  Joe Hennigan

                  with a copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York  10022

                        Attention:  Spencer D. Klein, Esq.

                  if to the Company:

                           PSC Inc.
                           675 Basket Road
                           Webster, New York  14580-9787

                           Attention: Elizabeth J. McDonald, Esq.

                  with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110-2624

                           Attention: Winthrop G. Minot, Esq.

                  Section 10.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  Section 10.03. Entire Agreement; Assignment. This Agreement and the Stockholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  Section 10.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  Section 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state court sitting in the Fifth Judicial District or Seventh Judicial District of the New York Supreme Court or any federal court sitting in the Northern District of the State of New York or the Western District of the State of New York. The parties hereto hereby
(a) submit to the exclusive jurisdiction of any New York state court sitting in the Fifth Judicial District or Seventh Judicial District of the New York Supreme Court or any federal court sitting in the Northern District of the State of New York or the Western District of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

                  Section 10.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

                  Section 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        MOHAWK CORP.


                                        By /s/ Willian F. Allyn
                                           -------------------------------------
                                           Title: Chairman


                                        MOHAWK ACQUISITION CORP.


                                        By /s/ Joseph M. Hennigan
                                           -------------------------------------
                                           Title: Vice President and Treasurer


                                        PSC INC.


                                        By /s/ Robert S. Ehrlich
                                           -------------------------------------
                                           Title: Chairman

                                                                         ANNEX A


                             Conditions to the Offer

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Securities tendered pursuant to the Offer, and, subject to this Agreement, may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied or waived, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) Purchaser shall not have obtained sufficient financing immediately prior to the expiration of the Offer to enable it to purchase the Securities to be purchased by it and to pay fees and expenses of the Offer and the Merger, including, without limitation, fees and expenses incurred or to be incurred in connection with the financing thereof (the "Financing Condition"), or (iv) at any time on or after the date of this Agreement and prior to the first acceptance for payment of Securities, any of the following conditions shall exist and shall be continuing:

                  (a) there shall have been instituted or be pending (x) any Action by a Governmental Authority or (y) any Action before any Governmental Authority by a third party which has a reasonable likelihood of success, in either case, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Securities by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction that are material to the Company and the Subsidiaries, taken as a whole; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Securities, including, without limitation, the right to vote any shares of Company Common Stock or Company Series A Preferred Stock acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Securities; or (v) which otherwise would, individually or in the aggregate, have a Material Adverse Effect;

                  (b) there shall have been any Law enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the

         Stockholders Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) any Material Adverse Effect shall have occurred after the date of this Agreement and be continuing;

                  (d) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of Securities constituting 20% or more of the then-outstanding shares of Company Common Stock (assuming conversion or exercise of such Securities) has been acquired by any person, other than Parent or any of its affiliates, or (ii) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Securities other than the Offer and the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

                  (e) (i) any representation or warranty of the Company in this Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct as of the date of this Agreement or as of such time or except to the extent such representation or warranty expressly relates to an earlier date (in which case on and as of such earlier date), which breach cannot be or has not been cured within 20 business days after the giving of written notice to the Company of such breach but in any event prior to the scheduled expiration date of the Offer; or (ii) any representation or warranty of the Company that is not so qualified as to materiality or Material Adverse Effect shall not be true and correct in any material respect as of the date of this Agreement or as of such time, except to the extent such representation or warranty expressly relates to an earlier date (in which case on and as of such earlier date), which breach cannot be or has not been cured within 20 business days after the giving of written notice to the Company or such breach but in any event prior to the scheduled expiration date of the Offer;

                  (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement or the Stockholders shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholders to be performed or complied with by them under the Stockholders Agreement, in each case, which failure cannot be or has not been cured within 20 business days after the giving of written notice to the Company of such failure but in any event prior to the scheduled expiration date of the Offer;

                  (g) the Agreement shall have been terminated in accordance with its terms; or

                  (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Securities thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates unless such action or inaction is in violation of this Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and subject to Section 2.01(a) may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition, except to the extent that the failure of the condition to be satisfied has been caused by or resulted from an act or omission by Parent or Purchaser in violation of this Agreement or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, subject to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time so long as, with respect to the representations and warranties of the Company set forth in Article IV or the obligations of the Company under Section 6.01, the facts and circumstances giving rise thereto are continuing (except with respect to breaches that are not of a continuing nature and are not susceptible of cure).

                                       A-3